EXHIBIT 5




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                                HART & HART, LLC
                                ATTORNEYS AT LAW
                             1624 Washington Street
                                Denver, CO 80203

William T. Hart, P.C.               ________                 harttrinen@aol.com
Will Hart                        (303) 839-0061             Fax: (303) 839-5414




                                  July 14, 2017


HD View 360, Inc.
addressStreet150 SE 2nd Ave, Suite 404
placeCityMiami, StateFL  PostalCode33131

     This letter will constitute an opinion upon the legality of the sale by HD View 360, Inc., a placeStateFlorida corporation (the "Company"), of up to 500,000 shares of the Company's common stock.


     We have examined the Articles of Incorporation, the Bylaws, and the minutes of the Board of Directors of the Company, and the applicable laws of the State of Florida and a copy of the Registration Statement. In our opinion, the Company is authorized to issue the shares of stock mentioned above and such shares, when issued, will be legally issued and will represent fully paid and non-assessable shares of the Company's common stock.



                                           Very truly yours,

                                           HART & HART, LLC

                                           /s/ William T. Hart

                                           William T. Hart